Exhibit 4.13

Novermber 11, 2025

Attn: , Noam BandContract for Financial Services for: XTL Biopharmaceuticals  and its subsidiaries (“Group”)

Optivailfinance is a highly experienced financial Services firm that provides comprehensive ﬁnancial solutions to companies without in-house expertise in financial management, control, and processing. Optivailfinance has a professional and multi-disciplined staff that offers end-to-end service solutions and point-to-point solutions tailored to our customers’ speciﬁc needs.

Optivailfinance offers a wide range of Services, which are performed by a team with proven multidisciplinary knowledge, experience, and expertise in financial management, control, and processing. Our Services include tasks usually associated with those provided by a Chief Financial Officer, Treasurer, Controller, Bookkeeper, and payroll expert.

Please ﬁnd below our proposal to provide services to your Company.

The services:

Our services shall include the following (the “Services”):

CFO services for the Group (Israeli Mother Company and subsidiaries in Israel and Abroad):

✓	Preparation of Management reports for the Management team, Board and Shareholders.

✓	Preparation of Periodic Reports to the stock exchange (F20 etc…)

✓	Budget, Cash Flow, BVA and other requested reports

✓	Working with the legal team on Various agreements – Employment, Clients and Vendors.

✓	Responsible for fillings of tax reports/returns of the group with the auditors

✓	Participation in Board and Shareholder meetings

✓	Representing the company during fundraising rounds, M&A transactions, banking relationships.

✓	Handling and Monitoring the Cap table and ESOP plan.

✓	Working with the internal auditor.

✓	Most and foremost, Being the right hand man for the CEO.

Controller services:

Controller services generally include the following tasks:

●	✓	Focal point in the company for all ongoing ﬁnancial matters (employees, banks, suppliers, Salary and bookkeeping, etc.)

●	✓	Preparing the company for the audit of its ﬁnancial statements and responding to the auditors’ requirements.

●	✓	Monthly reporting, in English, in $USD, meeting the standards of ‘Big 4’ reporting and VC’s standard reporting requirements, including the following monthly report:

○	Monitoring the bookkeeping team globally, verifying there work and timing so the company can prepare the monthly reports.

○	Monthly Budget Vs. Actual

○	Cash ﬂow

○	Preparation of the Periodic Financial Statements

○	End of month Balance Sheet

○	P&L for the end-of-month period and the month

Bookkeeping services:

The bookkeeping services are performed remotely and generally include the following tasks:

✓	Monthly basis closing of bookkeeping system - all major month-end reconciliations, including Bank reconciliation.

✓	Related ongoing reporting to tax and VAT authorities.

✓	Uploading approved payments to the banks to be signed.

✓	Multi currency (NIS and $) bookkeeping system.

Salary processing services /Payroll services:

●	Salary processing and production of conﬁdential salary/pay slips

●	Copy of salary slips for employees’ personal ﬁles

●	Full report to the controller or the manager in charge of salary components per employee, section, and all possible breakdowns

●	Filing and production of all due reports and forms (102, 126; 106, etc) for tax and social security authorities.

●	Execution of the salary payment.

●	Calculation, payment, and reporting of all social beneﬁts’ components to all relevant institutions, including Pension and Managers’ Insurance funds, Education Funds, and Disability Insurance on a monthly basis, and ongoing control over payment and amount paid and accrued.

●	Monitoring, recording, reporting, and management of vacation days, sick days, absences due to army reserves service, etc., in the salary system.

●	Produce periodical calculations for all salary-related accruals such as severance and vacation.

●	Processing of all relevant calculations needed at the termination of an employee and related reporting to authorities.

The fees (the “Fees”):

1.	CFO Services for the Group (Mother Company and subsidiaries) will be provided at a monthly fee of NIS 15,000 + VAT, based on a 20% CFO employment scope.

2.	Controller Services for the Group (Mother Company and subsidiaries) will be provided when required (towards periodic reports etc..) and will be charged according to the number of hours the project will take and based on an hourly rate of NIS 400 + VAT.

3.	Bookkeeping for the Israeli entity (XTL) will be provided at a monthly fee of NIS 1,500 + VAT. First free months will be free of charge.

In the event of extraordinary or non-recurring matters — such as mergers, acquisitions, due diligence processes, or other significant financial transactions — any additional hours required by the CFO beyond the agreed scope will be billed separately, subject to prior mutual agreement between the parties.

●	We’re starting with a 20% engagement, and as the business grows and our collaboration develops, we’ll revisit the scope together. If more hours or involvement are needed, we’ll adjust the time and fees accordingly — always with full transparency and mutual agreement.

Addendum:

●	❖	It is agreed that during this agreement and for 24 months from the end of the relationship, the client will not knowingly hire, recruit, or solicit in any way any of Optivailfinance employees directly or indirectly or through any related party. For this section, Optivailfinance’s employees are defined as those who are currently working for Optivailfinance on Optivailfinance’s payroll, or those who are paid by invoice, and those who worked for Optivailfinance at any point in the last 24 months, regardless of the reason they stopped being Optivailfinance’s employees.

●	❖	It is agreed that Optivailfinance will not be held responsible or liable for any loss or damages caused directly or indirectly by the services rendered by Optivailfinance to the Company.

●	❖	Optivailfinance shall indemnify and hold harmless the Company, its affiliates, subsidiaries and their respective owners, directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against all losses, claims, damages, costs and expenses arising out of or resulting, directly or indirectly, from any breach of this contract, negligence, willful act or omission by Optivailfinance or anyone on its behalf, in connection with the performance of its obligations hereunder

●	If the Services are provided on-site, the Company shall provide a parking space for Optivailfinance’s bookkeeper/controller at its own expense.

●	❖	Conﬁdentiality – Optivailfinance and its employees and subcontractors agree to keep confidential, during and after the termination of this contract, aחd not disclose or use except for the provision of the Services all information about the Company, including database, company documents, ﬁnancial data, strategic plans and documents, customer and supplier lists, and all other propriety information held by the Company.

●	❖	The Company agrees to receive notices, business invitations to participate in various events and conferences, marketing information about business opportunities, professional updates, and service information via email, SMS, or telephone. Following an amendment to the Media Act 2008 (Amendment No. 40), we require the company’s consent to receive marketing information from commercial trade. If the Company’s consent to receive this information from us is not expressed in writing, we cannot update the Company on the above. We could not get an invitation to other events, RSVP for conferences, changes in dates of events, various reminders before the event, and general information that may be important to us. The company may take the Company’s name off distribution whenever the Company so wants.

●	❖	This contract is only an agreement for the provision of services on a strictly contractual basis and does not create joint venture, partnership, employment, or agency relations between Optivailfinance and the Company or anyone on their behalf. Each Party shall be responsible for its own employees and service providers and any payments and/or taxes related to it.

●	❖	Each side can terminate this agreement with a 30-day notice. The ﬁrst item of the addendum, indemnification, and Confidentiality obligations hereunder will be in force even if the contract is terminated.

●	❖	“The successful and timely completion of our services depends on the Client’s cooperation, including providing necessary information, responding to inquiries, and addressing any missing documentation as requested. Delays caused by the Client’s inaction or lack of response may impact the timeline and scope of the services provided.”

Kindly

Date: 11/11/2025

Signed by: ________________________ on Behalf of XTL Biopharmaceuticals:

Stamp: ________________________ Signature Date: __________________

Signed by: ________________________ on Behalf of Optivailfinance Ltd

Stamp: ________________________ Signature Date: __________________

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